UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NORTHERN DYNASTY MINERALS LTD.
(Exact Name of Registrant as specified in its charter)

British Columbia, Canada (Jurisdiction of incorporation)	Not Applicable (I.R.S. Employer Identification No.)

1020-800 West Pender Street Vancouver, Canada (Address of principal executive offices)	V6C 2V6 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Common Shares, no par value	Name of each exchange on which each class is to be registered The American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.     Description of Registrant’s Securities to be Registered.

Description.

This Form 8-A12B hereby registers the Registrant’s class of common shares without par value (the “Common Shares”). The authorized capital of the Registrant consists of 100,000,000 Common Shares and the Registrant has no other class of shares. As at April 30, 2004, the Registrant had 35,111,102 fully paid and non-assessable Common Shares issued and outstanding.

All Common Shares rank equally as to (i) voting rights, (ii) dividend rights, and (iii) participation in a distribution of the assets of the Registrant in the event of a liquidation, dissolution or winding-up of the Registrant. In the event of a liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, holders of the Common Shares will be entitled to receive on a pro rata basis, all of the net assets remaining after the Registrant has discharged its liabilities.

Distributions in the form of dividends, if any, are determined by the Board of Directors. Dividends are not cumulative. The Registrant is limited in its ability to pay dividends on its Common Shares by certain provisions of the Corporation Act (British Columbia) relating to the sufficiency of the profits from which dividends may be paid. The Registrant has not historically paid dividends on its Common Shares nor does it expect to do so in the foreseeable future.

Holders of Common Shares are entitled to receive notice of all meetings of shareholders and to attend and to vote at such meetings. Each Common Share carries with it the right to one vote. The Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and holders of Common Shares are not liable to further calls or to assessment by the Registrant.

There are no restrictions on the repurchase or redemption of the Common Shares by the Registrant provided that such purchase or redemption:

  is made through a recognized stock exchange,
  is made from a bona fide employee, of the Registrant or an affiliate, or his or her personal representative, is made under an offer to purchase pro rata made to every holder, or is required to be made pursuant to a provision of the Company Act (British Columbia) or a court order.

provided further that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action.

The rights of holders of Common Shares may not be modified otherwise than by a vote of a majority of the Common Shares outstanding, voting as a class.

There are no provisions that would have the effect of delaying, deferring, or preventing a change of control of the Registrant operating with respect to an extraordinary corporate transaction.

Item 2.     Exhibits.

The following exhibits are filed herewith, or are incorporated by reference, as a part of this Form 8-A12B:

  Initial Registration Statement on Form 20-F (incorporated by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant:	NORTHERN DYNASTY MINERALS LTD.

Date: June 1, 2004	By:	/s/ Jeffery R. Mason
Jeffrey R. Mason
Director, Chief Financial Officer and Secretary